EXHIBIT 99.1

MiNK Reports First Quarter 2024 Results

  Completed $5.8 million private placement financing at 25% premium
  Upcoming presentation of agenT-797 in severe respiratory distress at the American Thoracic Society (ATS)
  AACR presentation reported MiNK-215 eliminated MSS colorectal cancer liver metastases in human organoid models

NEW YORK, May 14, 2024 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic, off-the-shelf, invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases, today announced results for the first quarter 2024. MiNK executives will host a conference call and webcast at 8:30 a.m. ET to discuss the results and provide a corporate update.

“This quarter we made significant strides across our iNKT cell programs, as we remain focused on generating clinical data from our lead program, agenT-797, strengthening our financial position, and advancing our innovative next-generation therapies,” said Dr. Jennifer Buell, Chief Executive Officer, and President of MiNK. “The $5.8 million capital infusion will enable us to accelerate the advancement of MiNK-215 into the clinic, which we believe has exciting potential to address significant unmet needs in solid tumor cancers, as demonstrated by the pre-clinical data we recently presented at AACR.”

Business Updates:

  MiNK successfully closed a private placement financing (PIPE) agreement, raising $5.8 million with a new investor. The proceeds will accelerate the clinical entry of MiNK-215, an investigational IL-15 armored fibroblast activation protein (FAP)-targeting CAR-iNKT cell therapy, currently in IND enabling studies with a filing planned for 2025.
  Yekaterina ("Katie") Chudnovsky, an accomplished attorney, venture investor, and dedicated patient advocate, has been appointed as a Board Observer at MiNK.

Clinical Program Updates:

  AgenT-797 in Gastroesophageal Cancers: Phase 2 investigator-sponsored trial, led by Dr. Yelena Janjigian at Memorial Sloan Kettering Cancer Center, has been actively enrolling since February 2024. The trial assesses the combination of agenT-797 with Agenus' botensilimab, balstilimab, and standard of care chemotherapy with initial results expected later this year (NCT06251973).
  ATS Annual Meeting Presentation: A poster presentation at the upcoming ATS Annual Meeting on May 21, 2024, will highlight the clinical efficacy of agenT-797 in treating respiratory distress, particularly focusing on a complex case involving severe COVID-19 complications in a renal transplant patient.
    Abstract Title: Persistent SARS-CoV-2 Viremia, COVID-19 Associated Acute Respiratory Distress Syndrome, Severe Coagulopathy and Massive Hemoptysis in a Renal Transplant Patient on Veno-Venous Extracorporeal Membrane Oxygenation
    Abstract Number: P439
    Date and Time: May 21, 2024, 11:30 a.m. – 1:15 p.m. PST

MiNK-215 Development:

  Data presented at the AACR Annual Meeting in April 2024, presented robust preclinical data showing MiNK-215’s effectiveness against MSS colorectal cancer liver metastases. The therapy demonstrated significant tumor elimination capabilities through immune activation, tumor stroma remodeling, and enhanced tumor killing. Plans are in place to fast-track the IND filing to early 2025.

Financial Results

We ended the quarter with a cash balance of $5.8 million. Cash used in operations for the three months ended March 31, 2024 was $2.5 million compared to $4.4 million for the same period in 2023. Net loss for the first quarter of 2024 was $3.8 million, or $0.11 per share, compared to $5.7 million, or $0.17 per share, for the first quarter of 2023.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2024	December 31, 2023

Cash and cash equivalents	$5,817	$3,367
Total assets	6,894	4,552

Other Financial Information
(in thousands)
(unaudited)
	Three months ended March 31,
	2024	2023

Cash used in operations	$2,542	$4,366
Non-cash expenses	650	967

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2024	2023

Operating expenses:
Research and development	2,550	4,194
General and administrative	1,280	1,660

Operating loss	3,830	5,854

Other income, net	(17)	(168)

Net loss	$3,813	$5,686

Per common share data, basic and diluted:
Net loss	$(0.11)	$(0.17)
Weighted average number of common shares outstanding, basic and diluted	34,643	33,967

Conference Call

Dial-in numbers: 646-307-1963 (U.S. – NY), 800-715-9871 (U.S. & Canada)

Conference ID: 7888464

Webcast

A live webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.minktherapeutics.com/events-and-presentations and via https://edge.media-server.com/mmc/p/vc5onn9q.

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases. MiNK is advancing a pipeline of both native and next generation engineered iNKT programs, with a platform designed to facilitate scalable and reproducible manufacturing for off-the-shelf delivery. The company is headquartered in New York, NY. For more information, visit https://minktherapeutics.com/ or @MiNK_iNKT. Information that may be important to investors will be routinely posted on our website and social media channels.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic and curative potential of agenT-797, MiNK-215, and iNKT cells the mechanism of action, potency and safety, interim or top-line data, including statements regarding clinical data of agenT-797 alone and in combination with anti-PD-1, the anticipated benefits of agenT-797 and clinical development plans and timelines. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are subject to risks and uncertainties, including the factors described under the Risk Factors section of the most recent Form 10-K filed with the SEC. MiNK cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and MiNK undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Investor Contact
917-362-1370
investor@minktherapeutics.com

Media Contact
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